Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-197069 and 333-217644) of our reports dated April 26, 2018, relating to (1) the consolidated financial statements of Leju Holdings Limited its subsidiaries and its variable interest entities (the “Group”), and (2) the effectiveness of the Group’s internal control over financial reporting appearing in this Annual Report on Form 20-F of the Group for the year ended December 31, 2017.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Deloitte Touche Tohmatsu Certified Public Accountants LLP
Shanghai, China
April 26, 2018